      							OMB Number	3235-0287
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FORM 4
/  /	Check this box if no longer subject to Section 16.
	Form 4 or Form 5 obligations may continue.
	See Instruction 1(b).

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
				STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.	Name and Address of Reporting Person*
	Carrino, Vincent A., 3000 Sand Hill Road, Building 3,
	Suite 105, Menlo Park, CA  94025
	(Last) (First) (Middle), (Street), (City) (State) (Zip)

2.	Issuer Name and Ticker or Trading Symbol  Showpower Inc. (SHO)

3.	IRS or Social Security Number of Reporting Person (Voluntary) ________

4.	Statement for Month/Year 7/98 through 10/99

5.	If Amendment, Date of Original (Month/Year)	Amends Forms 4
	filed previously with respect to 6/99 and 7/99

6.	Relationship of reporting person to issuer
	(Check all applicable)

	XX   Director			XX   10% Owner

	____ Officer (give		____ Other (specify
          title below)			  below)
			______________________

7.	Individual or Joint/Group Filing (Check Applicable line)

	____ Form filed by one Reporting Person

	 XX  Form filed by More than One Reporting Person

											SEC 1474 (7-96)

FORM 4 (continued)							Page 2 of 33 Pages

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	7/6/98

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 90,480		(A) or (D)  A			Price $3.3165

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	10/8/98

3.	Transaction Code (Instr. 8)

	Code	 P			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 6,000				(A) or (D)  A		Price $7.00

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4) (2)(3)

												SEC 1474 (7-96)

FORM 4 (continued)							Page 3 of 33 Pages

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	10/8/98

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 4,000		(A) or (D)  A			Price $8.524

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	1/6/99

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 2,000			(A) or (D)  A			Price $8.4375

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)

												SEC 1474 (7-96)

FORM 4 (continued)							Page 4 of 33 Pages


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	1/21/99

3.	Transaction Code (Instr. 8)

	Code	 S			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 2,000				(A) or (D)  D		Price $10.0066

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)

	______________________________________________________________________

___________________________________________________________________________


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	1/21/99

3.	Transaction Code (Instr. 8)

	Code	 S 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 3,400		(A) or (D) D			Price $10.0066

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)

												SEC 1474 (7-96)

FORM 4 (continued)							Page 5 of 33 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	5/17/99

3.	Transaction Code (Instr. 8)

	Code	  P	 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 2,500		(A) or (D)  A			Price $4.25

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	5/20/99

3.	Transaction Code (Instr. 8)

	Code	  P  		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 2,100		(A) or (D)  A			Price $4.00

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)


												SEC 1474 (7-96)

FORM 4 (continued)							Page 6 of 33 Pages


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	5/24/99

3.	Transaction Code (Instr. 8)

	Code	 P			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 1,100			(A) or (D)  A			Price $4.50

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________



1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	5/27/99

3.	Transaction Code (Instr. 8)

	Code	 P			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 3,500				(A) or (D)  A		Price $4.125

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)


												SEC 1474 (7-96)

FORM 4 (continued)							Page 7 of 33 Pages


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	5/28/99

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 6,200 			(A) or (D)  A			Price $4.25

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________



1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	6/1/99

3.	Transaction Code (Instr. 8)

	Code	 P			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 2,600				(A) or (D)  A		Price $4.25

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)


												SEC 1474 (7-96)

FORM 4 (continued)							Page 8 of 33 Pages


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	6/3/99

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 2,400		(A) or (D)  A			Price $4.00

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________



1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	6/7/99

3.	Transaction Code (Instr. 8)

	Code	 P			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 10,700				(A) or (D)  A		Price $4.125

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)


												SEC 1474 (7-96)

FORM 4 (continued)							Page 9 of 33 Pages


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	6/8/99

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 8,000			(A) or (D)  A			Price $4.00

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________



1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	6/10/99

3.	Transaction Code (Instr. 8)

	Code	 P			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 3,200				(A) or (D)  A		Price $4.25

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)


												SEC 1474 (7-96)

FORM 4 (continued)							Page 10 of 33 Pages


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	6/11/99

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 10,800		(A) or (D)  A			Price $4.00

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________



1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	6/14/99

3.	Transaction Code (Instr. 8)

	Code	 P			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 5,000				(A) or (D)  A		Price $4.00

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)


												SEC 1474 (7-96)

FORM 4 (continued)							Page 11 of 33 Pages


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	6/15/99

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 1,200			(A) or (D)  A			Price $4.00

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	6/16/99

3.	Transaction Code (Instr. 8)

	Code	 P			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 4,500				(A) or (D)  A		Price $4.00

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)


												SEC 1474 (7-96)

FORM 4 (continued)							Page 12 of 33 Pages

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	6/23/99

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 1,000			(A) or (D)  A			Price $3.875

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	7/1/99

3.	Transaction Code (Instr. 8)

	Code	 P			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 2,200				(A) or (D)  A		Price $4.00

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)

												SEC 1474 (7-96)

FORM 4 (continued)							Page 13 of 33 Pages

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	7/2/99

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 10,700			(A) or (D)  A			Price $4.00

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	7/6/99

3.	Transaction Code (Instr. 8)

	Code	 P			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 9,200				(A) or (D)  A		Price $4.3512

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)

												SEC 1474 (7-96)

FORM 4 (continued)							Page 14 of 33 Pages

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	7/7/99

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 500			(A) or (D)  A			Price $4.25

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	7/9/99

3.	Transaction Code (Instr. 8)

	Code	 P			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 11,600				(A) or (D)  A		Price $4.8513

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)

												SEC 1474 (7-96)

FORM 4 (continued)							Page 15 of 33 Pages

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	7/9/99

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 5,000			(A) or (D)  A			Price $5.35

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	7/9/99

3.	Transaction Code (Instr. 8)

	Code	 P			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 2,000				(A) or (D)  A		Price $4.75

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)

												SEC 1474 (7-96)

FORM 4 (continued)							Page 16 of 33 Pages

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	7/13/99

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 4,600			(A) or (D)  A			Price $6.00

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	7/19/99

3.	Transaction Code (Instr. 8)

	Code	 P			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 6,000				(A) or (D)  A		Price $5.6927

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)

												SEC 1474 (7-96)

FORM 4 (continued)							Page 17 of 33 Pages

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	8/16/99

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 800			(A) or (D)  A			Price $4.75

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	8/16/99

3.	Transaction Code (Instr. 8)

	Code	 P			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 1,000				(A) or (D)  A		Price $5.00

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)

												SEC 1474 (7-96)

FORM 4 (continued)							Page 18 of 33 Pages

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	8/17/99

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 3,000			(A) or (D)  A			Price $5.00

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	8/18/99

3.	Transaction Code (Instr. 8)

	Code	 P			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 1,300				(A) or (D)  A		Price $5.00

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)

												SEC 1474 (7-96)

FORM 4 (continued)							Page 19 of 33 Pages

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	8/19/99

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 6,000			(A) or (D)  A			Price $5.00

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	8/26/99

3.	Transaction Code (Instr. 8)

	Code	 P			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 500				(A) or (D)  A		Price $4.9375

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)

												SEC 1474 (7-96)

FORM 4 (continued)							Page 20 of 33 Pages

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	8/26/99

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 5,000			(A) or (D)  A			Price $5.00

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	8/27/99

3.	Transaction Code (Instr. 8)

	Code	 P			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 12,700				(A) or (D)  A		Price $5.1181

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)

												SEC 1474 (7-96)

FORM 4 (continued)							Page 21 of 33 Pages

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	8/27/99

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 2,000			(A) or (D)  A			Price $5.375

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	8/30/99

3.	Transaction Code (Instr. 8)

	Code	 P			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 3,500				(A) or (D)  A		Price $5.50

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)

												SEC 1474 (7-96)

FORM 4 (continued)							Page 22 of 33 Pages

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	9/7/99

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 14,000			(A) or (D)  A			Price $5.4955

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	9/8/99

3.	Transaction Code (Instr. 8)

	Code	 P			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 11,000				(A) or (D)  A		Price $5.50

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)

												SEC 1474 (7-96)

FORM 4 (continued)							Page 23 of 33 Pages

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	9/8/99

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 7,000			(A) or (D)  A			Price $5.50

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	9/10/99

3.	Transaction Code (Instr. 8)

	Code	 P			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 7,500				(A) or (D)  A		Price $5.4233

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)

												SEC 1474 (7-96)

FORM 4 (continued)							Page 24 of 33 Pages

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	9/10/99

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 9,500			(A) or (D)  A			Price $5.2434

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	9/13/99

3.	Transaction Code (Instr. 8)

	Code	 P			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 4,000				(A) or (D)  A		Price $5.25

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)

												SEC 1474 (7-96)

FORM 4 (continued)							Page 25 of 33 Pages

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	9/16/99

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 6,000			(A) or (D)  A			Price $5.7813

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	9/16/99

3.	Transaction Code (Instr. 8)

	Code	 P			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 5,000				(A) or (D)  A		Price $5.6688

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)

												SEC 1474 (7-96)

FORM 4 (continued)							Page 26 of 33 Pages

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	9/17/99

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 3,000			(A) or (D)  A			Price $5.6042

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	9/17/99

3.	Transaction Code (Instr. 8)

	Code	 P			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 5,000				(A) or (D)  A		Price $5.49

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)

												SEC 1474 (7-96)

FORM 4 (continued)							Page 27 of 33 Pages

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	9/23/99

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 7,500			(A) or (D)  A			Price $4.9917

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	10/1/99

3.	Transaction Code (Instr. 8)

	Code	 S			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 19,000				(A) or (D)  A		Price $4.9375

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)

												SEC 1474 (7-96)

FORM 4 (continued)							Page 28 of 33 Pages

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	10/1/99

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 19,000			(A) or (D)  A			Price $4.9375

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	10/4/99

3.	Transaction Code (Instr. 8)

	Code	 S			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 5,000				(A) or (D)  A		Price $4.875

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)

												SEC 1474 (7-96)

FORM 4 (continued)							Page 29 of 33 Pages

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	10/4/99

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 5,000			(A) or (D)  A			Price $4.875

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)
	______________________________________________________________________

___________________________________________________________________________


1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	10/5/99

3.	Transaction Code (Instr. 8)

	Code	 P			V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 5,000				(A) or (D)  A		Price $5.00

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (2)(3)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (2)(3)

												SEC 1474 (7-96)

FORM 4 (continued)							Page 30 of 33 Pages

1.	Title of Security (Instr. 3) Common Stock

2.	Transaction Date (Month/Day/Year)	10/18/99

3.	Transaction Code (Instr. 8)

	Code	 P 		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 590		(A) or (D)  A			Price $4.625

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	 394,422 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  I  (3)(4)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (3)(4)

												SEC 1474 (7-96)

FORM 4 (continued)							Page 31 of 33 Pages


Explanation of Responses:

(1)	Amount shown is number of shares beneficially owned, directly and indirectly, by Vincent A. Carrino at end of October 1999, the latest month with respect to which this Form 4 is filed; of those shares, Mr. Carrino owned 55,132 shares directly and the remainder indirectly. Brookhaven Capital Management, LLC beneficially owned 332,790 shares as of that date.

(2)	The securities acquired or disposed of in this transaction are beneficially owned indirectly by Brookhaven Capital Management, LLC (the "LLC"), an investment adviser, as general partner of investment partnerships and as investment adviser to other client accounts, and indirectly by Vincent
A. Carrino as Manager of the LLC.

(3)	The reporting persons disclaim beneficial ownership of the securities reported for purposes of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, except to the extent of the reporting persons' respective pecuniary interests in those securities.

(4)	The securities acquired in this transaction are beneficially owned indirectly by Vincent A. Carrino on behalf of another person.


						/s/ Vincent A. Carrino			11/12/99
						Vincent A. Carrino				  Date


**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required to respond
unless the form displays a currently valid OMB Number.   SEC 1474 (7-96)

FORM 4 (continued)							Page 32 of 33 Pages



						CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated Vincent A. Carrino ("Carrino") to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Showpower Inc. ("Showpower"). The authority of Carrino under this Statement shall continue until the undersigned is longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Showpower, unless earlier revoked in writing. The undersigned acknowledges that Carrino is not assuming any of the undersigned's responsibilities to comply with section 16 of the Securities Exchange Act of 1934.

Date:  November 12, 1999


								Brookhaven Capital Management, LLC


								By:  /s/ Vincent Andrew Carrino
									Vincent Andrew Carrino, Manager

FORM 4 (continued)							Page 33 of 33 Pages


					JOINT FILER INFORMATION

Name:						Brookhaven Capital Management, LLC
							3000 Sand Hill Road
							Building 3, Suite 105
							Menlo Park, CA  94025

Designated Filer:				Vincent Andrew Carrino

Issuer & Ticker Symbol:			Showpower Inc. (SHO)

Statement for Month/Year:  7/98 through 10/99




Signature:	Brookhaven Capital Management, LLC


			By:	/s/ Vincent A. Carrino
			Vincent Andrew Carrino, Manager




CSR\4193\017\1072739.01